UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  August 27, 2014

MILLENNIAL MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-35478	20-5087192
(Commission File No.)	(IRS Employer Identification No.)

2400 Boston Street, Suite 201

Baltimore, MD 21224

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (410) 522-8705

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)                    Appointment of Andrew Jeanneret as Executive Vice President & Chief Financial Officer and Principal Financial Officer

On August 27, 2014, the Board of Directors (the “Board”) of Millennial Media, Inc. (the “Company”) appointed Andrew Jeanneret as the Company’s Executive Vice President and Chief Financial Officer, effective as of that date.  Mr. Jeanneret will also serve as the Company’s principal financial officer. There is no arrangement or understanding between Mr. Jeanneret and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Jeanneret and any of the Company’s directors or other executive officers. Additional information about Mr. Jeanneret is set forth below:

Andrew Jeanneret. Mr. Jeanneret, age 50, has served as our Executive Vice President and Chief Financial Officer since August 2014, and as our Senior Vice President of Accounting and Chief Accounting Officer since 2011. Mr. Jeanneret served as a financial accounting consultant from August 2010 until joining us in October 2011. He served as Chief Financial Officer of Dialysis Corporation of America from March 2008 to August 2010 and as its Vice President of Finance from July 2007 to February 2008.  He previously held senior level finance and accounting positions at Guilford Pharmaceuticals Inc. and Life Technologies Inc., and was an auditor at the public accounting firm of Coopers & Lybrand, LLP. Mr. Jeanneret is a Certified Public Accountant.  Mr. Jeanneret received a B.S. degree from Boston College and a M.B.A. degree from The George Washington University.

(e)                                  Employment Agreement with Andrew Jeanneret

In connection with his appointment as Executive Vice President and Chief Financial Officer, Mr. Jeanneret and the Company entered into an employment agreement as of August 27, 2014.

Mr. Jeanneret’s base salary under the employment agreement is initially $325,000 per year, subject to adjustment in the discretion of the Board or the Compensation Committee of the Board.  Mr. Jeanneret is eligible for an annual discretionary cash bonus of up to 70% of his then-current base salary, subject to his achievement of performance criteria to be set forth in an annual incentive plan that may be adopted by the Board or Compensation Committee of the Board.

Mr. Jeanneret is eligible to participate in the Company’s other employee benefit plans as in effect from time to time on the same basis as are generally made available to other senior executives of the Company.

In the event that Mr. Jeanneret’s employment is terminated by the Company without “cause” or by Mr. Jeanneret for “good reason” (each as defined in his employment agreement), in each case subject to Mr. Jeanneret entering into and not revoking a release in a form acceptable to the Company, Mr. Jeanneret will be entitled to receive:

•                  severance payments equal to his then-current base salary for a period of 6 months; and

•                  if he timely elects and remains eligible for continued coverage under COBRA, the health insurance premiums that the Company was paying on behalf of Mr. Jeanneret and his covered dependents prior to the date of termination, for as long as he is receiving the severance payments under the employment agreement described above or for the continuation period for which he is eligible, whichever period is shorter.

The foregoing description of Mr. Jeanneret’s employment agreement is a summary, is not complete and is qualified in its entirety by reference to the employment agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending September 30, 2014.

Item 7.01.                                        Regulation FD Disclosure.

On September 2, 2014, the Company issued a press release announcing Mr. Jeanneret’s appointment.  A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report.

Item 9.01.                                        Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Press release, dated September 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2014	MILLENNIAL MEDIA, INC.

	By:	/s/ Ho Shin
Ho Shin
General Counsel and Chief Privacy Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated September 2, 2014.